July 17, 2000

TouchTunes Music Corporation

1800 E. Sahara
Suite 107
Las Vegas, Nevada  89014

Ladies and Gentlemen:

          Reference is made to the Registration Statement on Form S-8 ("Registration Statement") of TouchTunes Music Corporation (the "Corporation") related to the registration of 7,000,000 Class A Voting Common Stock, $0.001 par value ("Common Stock"), which are to be offered pursuant to the TouchTunes Music Corporation 2000 Long-Term Incentive (the "Plan").

          We have been requested to furnish an opinion to be included as
Exhibit 5 to the Registration Statement. In conjunction with the furnishing of this opinion, we have examined such corporate documents and have made such investigation of matters of fact and law as we have deemed necessary to render this opinion.

          Based upon such examination and investigation, and upon the assumption that there will be no material changes in the documents examined and the matters investigated, we are of the opinion that the Common Stock subject to the Plan have been duly authorized by the Corporation and that, when issued in accordance with the terms of the Plan, will be legally issued and will be fully paid and nonassessable.

          We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                   Very truly yours,



                                   ARNOLD & PORTER